Exhibit 10.1

Sixth Amendment to the
I-SECTOR CORP. INCENTIVE PLAN
(As Amended and Restated Effective July 28, 2003)

WHEREAS, the I-Sector Corp.  Incentive Plan as amended and restated effective July 28, 2003, (the “Plan”) was adopted by the Board of Directors of INX Inc. and approved by shareholders on July 28, 2003; and

WHEREAS, under Section 7.7 of the Plan the Board has the authority to amend the Plan subject to certain shareholder approval requirements; and

WHEREAS, the Board has authorized this sixth amendment of the Plan subject to stockholder approval as provided herein.

NOW THEREFORE, the Plan is hereby amended as follows:

The first and second sentences of Section 1.1 of the Plan shall be amended in their entirety to read as follows:

“The INX Inc. Incentive Plan as amended and restated effective July 28, 2003 (the “Plan”) amends and restates the Allstar Systems, Inc. 2000 Stock Incentive Plan (the “Prior Plan”) to increase the number of shares of Common Stock available for Incentive Awards and to make certain other changes as provided herein. Allstar Systems, Inc. changed its name to I-Sector Corp. and I-Sector Corp. subsequently changed its name to INX Inc.”

All other references to “I-Sector Corp.” in the Plan shall be replaced with the term “INX Inc.”

Section 1.4 shall be amended in its entirety to read as follows:

1.4 Shares of Common Stock Available for Incentive Awards

Subject to adjustment under Section 6.5, there shall be available for Incentive Awards that are granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) 3,073,103 Shares of Common Stock. The total number of Shares reserved for issuance under the Plan (pursuant to the previous sentence) shall be available for any one of the following types of grants: Incentive Stock Options, Nonstatutory Stock Options, SAR, Restricted Stock, a payment of a Performance Share in Shares, a payout of a Performance Unit in Shares, a payout of an Other Stock-Based Award in Shares described in Section 5 which includes, without limitation, Deferred Stock, purchase rights, shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, other rights convertible into Shares, Incentive Awards valued by reference to the value of securities of or the performance of a specified Subsidiary, division or department, and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by the Company or any Parent or Subsidiary. The number of Shares of Common Stock that are the subject of Incentive Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the Shares covered by an Incentive Award are not issued to a Grantee or are exchanged for Incentive Awards that do not involve Common Stock, shall again immediately become available for Incentive Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for issuance pursuant to Incentive Awards.

During any period that the Company is a Publicly Held Corporation, then unless and until the Committee determines that a particular Incentive Award granted to a Covered Employee is not intended to comply with the Performance-Based Exception, the following rules shall apply to grants of Incentive Awards to Covered Employees:

(a) Subject to adjustment as provided in Section 6.5, the maximum aggregate number of Shares of Common Stock (including Stock Options, SARs, Restricted Stock, Performance Units and Performance Shares paid out in Shares, or Other Stock-Based Awards paid out in Shares) that may be granted or that may vest, as applicable, in any calendar year pursuant to any Incentive Award held by any individual Employee shall be 3,073,103 Shares.

(b) The maximum aggregate cash payout (including SARs, Performance Units and Performance Shares paid out in cash, or Other Stock-Based Awards paid out in cash) with respect to Incentive Awards granted in any calendar year which may be made to any individual Employee shall be Twenty Million dollars ($20,000,000).

(c) With respect to any Stock Option or Stock Appreciation Right granted to a Covered Employee that is canceled or repriced, the number of Shares subject to such Stock Option or Stock Appreciation Right shall continue to count against the maximum number of Shares that may be the subject of Stock Options or Stock Appreciation Rights granted to such Employee hereunder to the extent such is required in accordance with Section 162(m) of the Code.

(d) The limitations of subsections (a), (b) and (c) above shall be construed and administered so as to comply with the Performance-Based Exception.

The Plan as amended hereby is effective on April 3, 2008, subject to approval of the stockholders of the Company within one year from April 3, 2008. Incentive Awards may be granted under the Plan pursuant to this amendment prior to the receipt of such stockholder approval; provided however, that if the requisite stockholder approval is not obtained then any such Incentive Awards granted hereunder shall automatically become null and void and have no force and effect.

INX Inc.

By:	/s/ James H. Long
James H. Long, Chairman of the Board and Chief Executive Officer